                                                                    EXHIBIT 10.1


                             AMENDED AND RESTATED

                                  PROJECT AND

                          APPROVED SUPPLIER AGREEMENT

                                  May 1, 1998

                                     among

                          EINSTEIN/NOAH BAGEL CORP.,


                       HARLAN BAGEL SUPPLY COMPANY, LLC,


                            HARLAN BAKERIES, INC.,


                                HAL P. HARLAN,

                                HUGH P. HARLAN

                                      and

                                DOUG H. HARLAN

                             AMENDED AND RESTATED
                                  PROJECT AND
                          APPROVED SUPPLIER AGREEMENT


          This amended and restated agreement (the "Agreement") is made and entered into as of this 1/st/ day of May, 1998 by and among Einstein/Noah Bagel Corp., a Delaware corporation ("ENBC"), Harlan Bagel Supply Company, LLC, an Indiana limited liability company (the "Supplier"), Harlan Bakeries, Inc., an Indiana corporation ("Harlan"), Hal P. Harlan, Hugh P. Harlan and Doug H. Harlan. The Supplier and Harlan are herein sometimes collectively referred to as the "Harlan Companies", and Hal P. Harlan, Hugh P. Harlan and Doug H. Harlan are herein sometimes collectively referred to as the "Harlans."

                                   RECITALS
                                   --------

          ENBC, directly and through its wholly-owned subsidiaries, owns and operates retail bagel stores, and ENBC has also granted franchise rights to own and operate retail bagel stores under trademarks owned by ENBC and its subsidiaries and using ENBC's system. The Supplier previously entered into a Project and Approved Supplier Agreement with ENBC dated as of May 24, 1996, which agreement was amended and restated as of August 1, 1997 (the "Prior Project Agreement") pursuant to which ENBC designated Supplier as an approved supplier of ENBC to supply frozen bagel dough products to ENBC and its subsidiaries and franchisees. The parties desire to amend and restate the Prior Project Agreement, all as hereinafter set forth.

                                   COVENANTS
                                   ---------

          In consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.0  DEFINITIONS

        1.1 As used herein the following terms shall have the meanings given them below:

        "Accounting Period" shall mean one of twelve (12) periods of four or five consecutive weeks in each fiscal year of the Supplier during the Term that is designated by the Supplier as an accounting period.

        "Authorized Recipients" shall have the meaning ascribed to it in Section 6.3.

        "Bagel Lines" shall mean the Original Bagel Line and the Second Bagel Line.

        "Category A Products" shall mean Products consisting of frozen bagels produced by Supplier that are intended for resale under any brand name owned by ENBC and produced using Formulations, Proprietary Information or patented technology owned by ENBC.

          "Category B Products" shall mean Products consisting of frozen bagels produced by Supplier that are not Category A Products.

          "ENBC Allocated Charges" shall mean those costs of ENBC charged to the Supplier as described in Section 7.7.

          "ENBC Franchisee" shall mean a franchisee or licensee of ENBC.

          "ENBC Subsidiary" shall mean a subsidiary of ENBC.

          "Encumbrances" shall mean liens, mortgages, pledges, charges, encumbrances, assessments, restrictions, covenants, easements or title defects of any nature whatsoever.

          "Equipment Lease" shall mean that certain amended and restated lease agreement between the Supplier and ENBC contemplated by Section 2.1 hereof (including any equipment schedule thereto).

          "Equipment Financing Documents" shall mean the Equipment Lease, together with all other agreements, instruments and documents contemplated by such agreement.

          "Financing Documents" shall mean the Equipment Financing Documents and the Working Capital Financing Documents.

          "Formulations" shall have the meaning ascribed to it in Section 6.5.

          "Lease" shall mean that certain Lease Agreement dated August 27, 1996 between Harlan and the Supplier.

          "Leasehold Premises" shall have the meaning ascribed to it in Section 3.6.

          "Materials Cost" shall mean the Supplier's cost of ingredients and packaging used in manufacturing the Products during each Quarterly Period, determined in the manner set forth in Exhibit A hereto. For this purpose, ingredients shall include corn meal used in manufacturing the Products.

          "Mortgage" shall mean the existing mortgage loan on the land and buildings owned by Harlan, consisting of the Production Facility and the facility adjacent thereto, made by the Mortgage Holders.

          "Mortgage Holders" shall mean LaSalle National Bank and KeyBank National Association.

          "Occupancy Cost" shall mean building rental expense, real estate taxes, utilities, maintenance and repair and property casualty insurance.

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

          "Option Agreement" shall mean that certain amended and restated option agreement of even date herewith among ENBC, the Supplier and the Harlans.

          "Original Bagel Line" shall mean the first Winkler bagel line owned by ENBC and leased to and operated by the Supplier, together with the other components of such bagel production line installed in the Production Facility, including without limitation mixers, bagel cooking unit, proofer, retarder, blast freezer and packaging equipment.


          "Procedures" shall have the meaning ascribed to it in Section 6.5.

          "Production Facility" shall mean Harlan's 575,000 square foot production facility in Avon, Indiana as described in the Lease.

          "Products" shall mean frozen bagel dough products.

          "Proprietary Information" shall have the meaning ascribed to it in
Article 12.0.

          "Quarterly Period" shall mean the first three Accounting Periods of the Supplier during each fiscal year of the Supplier during the Term and each subsequent period of three Accounting Periods thereafter during said fiscal year.

          "Second Bagel Line" shall mean the second Winkler bagel line owned by ENBC and leased to and operated by the Supplier, together with the other components of such bagel production line installed in the Production Facility, including without limitation mixers, bagel cooking unit, additional components for the proofer and retarder constituting a portion of the Original Bagel Line, modifications to the blast freezer constituting a portion of the Original Bagel Line, and packaging equipment.

          "Specifications" shall have the meaning ascribed to it in Section 6.5.

          "Term" shall mean the period commencing on the date hereof and continuing until the date this Agreement expires or is terminated pursuant to
Article 13.0 hereof.

          "Title Policy" shall mean that certain Leasehold Loan Policy dated August 30, 1996 issued by Chicago Title Insurance Company (Policy No. 15-0140-109-0000001).

          "Working Capital Financing" shall mean the loan by the Working Capital Lenders to the Supplier.

          "Working Capital Financing Documents" shall mean the revolving credit agreement between the Working Capital Lenders and the Supplier, together with all other agreements, instruments and documents contemplated by such agreement.

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

          "Working Capital Lenders" shall mean LaSalle National Bank and KeyBank National Association.

ARTICLE 2.0  CLOSING OF THE AGREEMENT

        2.1 On the date hereof, the parties shall enter into an amended and restated lease agreement and related equipment schedule, governing the Supplier's lease of equipment from ENBC, in the form agreed by the Supplier and ENBC.

        2.2 On the date hereof, the parties to the amended and restated option agreement dated as of August 15, 1997 and the right of first refusal agreement dated as of August 27, 1996 among ENBC, Harlan and the Harlans, shall enter into an amended and restated option agreement and an amended and restated right of first refusal agreement, respectively, in the form agreed by them.

        2.3 ENBC shall cause Einstein/Noah Bagel Partners, L.P., a subsidiary of ENBC, to pay to Supplier $100,000 in cash, within 15 days after the execution and delivery of this Agreement.

ARTICLE 3.0  REPRESENTATIONS AND WARRANTIES OF THE HARLAN COMPANIES

        In order to induce ENBC to enter into this Agreement and to perform its obligations hereunder, the Harlan Companies jointly and severally represent and warrant to ENBC that:

        3.1 Each of the Harlan Companies is duly organized and validly existing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each of the Harlan Companies.

        3.2 This Agreement has been duly executed and delivered by each of the Harlan Companies and is a valid and binding obligation of each of them, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Harlan Companies nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of its organizational documents, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against either of the Harlan Companies or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against either of the Harlan Companies or the assets and properties of either of them, except pursuant to the Working Capital Financing Documents and the Mortgage. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by the Harlan Companies and the consummation by them of the transactions contemplated hereby, except for

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such of the foregoing as are identified in Schedule 3.8 previously furnished to
ENBC, all of which have been obtained, and except for documents the Harlan Companies have executed and which are to be recorded pursuant to the Financing Documents.

          3.3 Schedule 3.3 previously furnished to ENBC accurately and completely sets forth, with respect to each of the Harlan Companies: (a) the number of shares of each class of its capital stock or other units of equity interest which are issued and outstanding and (b) the name and address of, and the number of shares of each class of capital stock or other units of equity interest owned by, each of its shareholders or other equity owners. All voting rights in each of the Harlan Companies are vested exclusively in its shares of capital stock, in the case of Harlan, and in units of equity interest, in the case of the Supplier, and other than shareholder agreements or operating agreements which have been provided to ENBC (the "Shareholder Agreements"), there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock or other units of equity interest of either of the Harlan Companies. Except pursuant to the Shareholder Agreements and the right of first refusal granted to ENBC pursuant to that certain Right of First Refusal Agreement dated as of August 27, 1996 among ENBC and the Harlans, there are no outstanding warrants, options or rights of any kind to acquire from either of the Harlan Companies, or from the shareholders or other equity owners of either of the Harlan Companies, any shares of capital stock or other units of equity interest of either of the Harlan Companies, and neither of the Harlan Companies has any obligation to acquire any of its issued and outstanding shares of capital stock or other units of equity interest from any holder thereof.

          3.4 Set forth in Schedule 3.4 are the following financial statements of the Harlan Companies:

               3.4.1 balance sheets of (a) Harlan at December 31, 1996 and January 3, 1998; and (b) the Supplier at December 31, 1996 and January 3, 1998; and

               3.4.2 statements of operations and cash flow of (a) Harlan for the years ended December 31, 1996 and January 3, 1998; and (b) the Supplier for the partial year ended December 31, 1996 and the year ended January 3, 1998.

Such financial statements, together with the balance sheet of Harlan at December 31, 1995 and the statement of operations and cash flow of Harlan for the year ended December 31, 1995 previously delivered by Harlan to ENBC, present fairly in all material respects the financial position of each of the Harlan Companies covered thereby at said balance sheet dates and the results of operations and cash flows of each of the Harlan Companies for each of the said periods covered, and they have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The balance sheet of Harlan at January 3, 1998 is herein sometimes referred to as the "Harlan Balance Sheet," and the balance sheet of the Supplier at January 3, 1998 is herein sometimes referred to as the "Supplier Balance Sheet."

          3.5 Neither of the Harlan Companies has any liabilities or obligations, accrued, absolute, contingent or otherwise, except: (a) to the extent reflected or taken into account in

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determining net worth in the Harlan Balance Sheet or the Supplier Balance Sheet
and not heretofore paid or discharged; (b) contractual obligations of the Harlan Companies incurred in the ordinary course of business; (c) liabilities of the Harlan Companies incurred in the ordinary course of business since the date of the Harlan Balance Sheet and the Supplier Balance Sheet; (d) obligations of the Harlan Companies under this Agreement and the other documents now or hereafter executed in connection therewith, and (e) obligations of the Harlan Companies under contracts identified in Schedule 3.9 previously furnished to ENBC.

          3.6 The premises covered by the Lease (the "Leasehold Premises"): (a) have direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the reasonably anticipated transportation requirements of the Supplier's business to be conducted at the Leasehold Premises; and (b) are served by all utilities, including but not limited to water, electricity, natural gas, sewer and telephone, in such quantity and quality as are sufficient to satisfy the reasonably anticipated production levels and business activities of the Supplier's business to be conducted at the Leasehold Premises. Neither of the Harlan Companies has received notice of: (a) any condemnation proceeding with respect to any portion of the Leasehold Premises, and, to the best of their knowledge, no proceeding is contemplated by any governmental authority; or (b) any special assessment which may affect the Leasehold Premises and to the best of their knowledge, no such special assessment is contemplated by any governmental authority.

          3.7 The Supplier has good and marketable title to all of its assets and properties, free and clear of all Encumbrances, except as set forth in the Financing Documents or the Title Policy or on Schedule 3.7 previously furnished to ENBC.

          3.8 The Harlan Companies possess all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which would have a material adverse effect on the business, financial condition or results of operations of either of the Harlan Companies. All such licenses, approvals, permits and authorizations are in full force and effect, the Harlan Companies are in material compliance with their requirements, and no proceeding is pending or to the best of the knowledge of the Harlan Companies, threatened to revoke or amend any of them. Schedule 3.8 previously furnished to ENBC contains an accurate and complete list of all such licenses, approvals, permits and authorizations. None of such licenses, approvals, permits and authorizations are or will be impaired or in any way affected by the execution and delivery of this Agreement or the Schedule to the Equipment Lease or the consummation of the transactions contemplated hereby.

          3.9 Schedule 3.9 previously furnished to ENBC accurately and completely lists each contract to which either of the Harlan Companies is a party related to the construction of the Production Facility, and each contract to which either of the Harlan Companies is a party related to the acquisition of equipment for use in the Production Facility. None of such contracts has been further amended or modified and each of them is in full force and effect.
Except in connection with a dispute with Greenfield Builders pertaining to the completion of caulking work, neither of the Harlan Companies is in breach of or default under any of such contracts, and no event has occurred which with the passage of time or the giving of notice or both would cause

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

a material breach of or default under any such contract. Except in connection with a dispute with Greenfield Builders pertaining to the completion of caulking work, neither of the Harlan Companies is aware of any breach of or default under any such contract by the other party thereto.

          3.10 Except as set forth on Schedule 3.10 previously furnished to ENBC, there are no actions, suits, claims, governmental investigations or arbitration proceedings ("Actions") pending or, to the best of the knowledge of the Harlan Companies, threatened against or adversely affecting either of the Harlan Companies or any of their assets or properties and, to the best of the knowledge of the Harlan Companies, there is no basis for any of the foregoing. Except for Harlan's settlement agreement with the West Central Conservancy District, there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which either of the Harlan Companies is or was a party.

          3.11 Each of the Harlan Companies is in material compliance with all laws, regulations and orders applicable to it, its assets, properties and business. Neither of the Harlan Companies has received notification of any asserted past or present failure to comply with any laws, and to the best of their knowledge, no proceeding with respect to any such violation is contemplated.

          3.12

                3.12.1 Neither of the Harlan Companies has transported, stored, treated or disposed, nor has either of them allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has either of them performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations. Neither of the Harlan Companies has disposed, or allowed or arranged for any third parties to dispose, of Hazardous Substances or other waste upon the Leasehold Premises, except as permitted by law. For purposes of this Section 3.12.1, the term "Hazardous Substances" shall have the meaning given it in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601, et seq.), as amended, and the regulations promulgated pursuant thereto ("CERCLA"), or any similar state law.

                3.12.2 Since the acquisition of the Leasehold Premises, Harlan has not permitted to occur, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of the Leasehold Premises, except that the parties acknowledge that Harlan discharges wastewater into the sewage treatment plant of the West Central Conservancy District. For purposes of this Section 3.12.2, the term "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

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

                3.12.3 Neither of the Harlan Companies has transported or disposed, nor has it allowed or arranged for any third parties to transport or dispose, any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law: (a) has been placed on the National Priorities List or its state equivalent, or (b) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither of the Harlan Companies has received notice, or has any knowledge of any facts which could give rise to any notice, that either of the Harlan Companies is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. Neither of the Harlan Companies has submitted nor was either of them required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the real estate that is covered by the Lease. Neither of the Harlan Companies has received any written or oral request for information in connection with any federal or state environmental cleanup site. Neither of the Harlan Companies has undertaken (or been requested to undertake) any response or remedial actions or clean-up action of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

                3.12.4 Neither of the Harlan Companies uses, or has used, any Underground Storage Tanks, and, except as set forth in Schedule 3.12 previously furnished to ENBC, the Harlan Companies are not aware of any Underground Storage Tanks previously or currently on or under the Leasehold Premises. For purposes of this Section 3.12.4, the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

                3.12.5 Schedule 3.12 previously furnished to ENBC (together with information furnished to ENBC in writing on April 17, 1998) identify (a) all environmental audits, assessments or occupational health studies relating to the assets, properties or business of either of the Harlan Companies undertaken by governmental agencies or either of the Harlan Companies or their agents; (b) the results of any ground, water, soil, air or asbestos monitoring undertaken with respect to the Leasehold Premises, except for tests of sewage discharge, which test results are available to ENBC, if requested; (c) all written communications between either of the Harlan Companies and any environmental agencies within the past three years; and (d) all citations issued to either of the Harlan Companies within the past three years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).

ARTICLE 4.0  REPRESENTATIONS AND WARRANTIES OF ENBC

          In order to induce the Harlan Companies to enter into this Agreement and to perform their obligations hereunder, ENBC represents and warrants to the Harlan Companies that:

          4.1 ENBC is duly organized and legally existing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance

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

of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of ENBC.

          4.2 This Agreement has been duly executed and delivered by ENBC and is a valid and binding obligation of ENBC, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by ENBC nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the certificate of incorporation of bylaws of ENBC or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against ENBC; or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against ENBC. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by ENBC and the consummation of the transactions contemplated hereby.

          4.3 There are no Actions pending or, to the best of the knowledge of ENBC, threatened against or affecting ENBC or any of its assets or properties which Actions are related to this Agreement or ENBC's obligations hereunder and, to the best of the knowledge of ENBC, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which ENBC is or was a party related to this Agreement or ENBC's obligations under this Agreement.

          4.4 ENBC is in material compliance with all laws, regulations and orders applicable to its performance under this Agreement. ENBC has received no notification of any asserted past or present failure to comply with any such laws, and to the best of its knowledge, no proceeding with respect to any such violation is contemplated.

ARTICLE 5.0  CERTAIN COVENANTS OF ENBC AND THE HARLAN COMPANIES

          5.1 The Harlan Companies agree that (a) the use of any portion of the Production Facility or the Bagel Lines for production of any products for persons other than ENBC, ENBC Subsidiaries, ENBC Franchisees and Authorized Recipients shall be subject to ENBC's prior written approval, which may be subject, by way of illustration and not limitation,hall not be unreasonably withheld; provided that ENBC hereby consents to the Harlan Companies' use of the Production Facility in the manner identified on Schedule 5.3 previously furnished to ENBC. The parties agree that ENBC's approval will be deemed to be unreasonably withheld if the following conditions are met: (i) ENBC has consented to the waiver of its rights under Section 6.2 hereof (which ENBC may grant or withhold in its sole discretion), (ii) it is demonstrated to ENBC's satisfaction that Proprietary Information or other intellectual property (including patent rights) of ENBC will not be subject to a risk of unauthorized use or disclosure by reason of such use of the Production Facility, and (iii) it is demonstrated to ENBC's satisfaction that such use of the Production Facility will not interfere with or otherwise adversely effect the use of the Production Facility to produce Category A

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Products under this Agreement, it being understood that ENBC may condition its consent to any such production on the terminability of such production, upon not less than six (6) months notice, by ENBC, if ENBC determines that such termination is required to accommodate the needs of ENBC, ENBC Subsidiaries, ENBC Franchisees and Authorized Recipients for Category A Products.

     5.2 The parties agree to use reasonable efforts to notify each other of opportunities for bagel production business available within the geographic markets they are able to service from their existing production capacity (e.g., business east of the eastern boundaries of Montana, Wyoming, Colorado and New Mexico, in the case of Supplier, and business west of such boundaries in the case of ENBC).

     5.3

          5.3.1 On the terms and subject to the conditions set forth herein, in the event that Category A Products shipped by Supplier are less than the following minimum amounts during the periods provided below, then, subject to
Section 5.3.2, ENBC (or such ENBC Subsidiaries, ENBC Franchisees or Authorized Recipients as ENBC shall select) shall make a payment ("Make-Whole Payment") as hereinafter provided:

                 (a) 3,747,000 dozen Category A Products during the first Quarterly Period of 1998;

                 (b) 4,095,000 dozen Category A Products during the second Quarterly Period of 1998;

                 (c) 4,125,000 dozen Category A Products during the third Quarterly Period of 1998;

                 (d) 4,000,000 dozen Category A Products during the fourth Quarterly Period of 1998;

                 (e) 4,100,000 dozen Category A Products during the first Quarterly Period of each year thereafter;

                 (f) 4,260,000 dozen Category A Products during the second Quarterly Period of each year thereafter;

                 (g) 4,260,000 dozen Category A Products during the third Quarterly Period of each year thereafter; and

                 (h) 4,100,000 dozen Category A Products for the fourth Quarterly Period of each year thereafter (such amount to be prorated for the partial Quarterly Period immediately prior to the end of the term of this Agreement).

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

          5.3.2 Notwithstanding the terms of Section 5.3.1, if the minimum volume requirements in Section 5.3.1 are not satisfied for any Quarterly Period, no Make-Whole Payment will be payable by ENBC if the aggregate production of Category A Products and Category B Products for such Quarterly Period exceeds 7,140,000 dozen bagels in the aggregate.

          5.3.3  In the event the minimum volume requirements provided for in
Section 5.3.1 or Section 5.3.2, if applicable, are not satisfied for any Quarterly Period (the "Measuring Quarter"), then the Make-Whole Payment shall be equal to the excess of the minimum amounts for the Measuring Quarter over the amounts actually shipped during the Measuring Quarter, multiplied by [ ]* per bagel. Such Make-Whole Payment shall be made within the Quarterly Period following the Measuring Quarter.

          5.3.4 In the event production of Category A Products for any Measuring Quarter exceeds 7,140,000 dozen bagels, then Supplier shall pay to ENBC, within the Quarterly Period following the Measuring Quarter, an amount equal to the excess of the production of Category A Products shipped for the Measuring Quarter over the minimum amounts for the Measuring Quarter, multiplied by [ ]* per bagel.

     5.4

          5.4.1 In the event the Supplier does not ship an amount of Category B Products at least equivalent to the following minimum amounts for the periods indicated, then ENBC shall have the right to purchase Category B Products from Supplier for resale to purchasers of Category B Products for a price per bagel equivalent to that otherwise charged under this Agreement (but with a Toll Charge of [ ]* per bagel adjusted in the manner provided in Section 7.3):

                 (a) 250,000 dozen Category B Products for the fourth Quarterly Period of 1998;

                 (b) 600,000 dozen Category B Products for the first Quarterly Period of 1999;

                 (c) 900,000 dozen Category B Products for the second Quarterly Period of 1999; and

                 (d) 1,200,000 dozen Category B Products for the third Quarterly Period of 1999; and

                 (e) 1,500,000 dozen Category B Products for each Quarterly Period thereafter.

Bagels purchased by ENBC pursuant to this Section 5.4 shall be purchased pursuant to this Agreement and otherwise subject to its terms as they relate to Products or Category A Products generally, but shall constitute Category B Products.

*Confidential Treatment Requested.

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             5.4.2  Notwithstanding anything contained herein to the contrary, in allocating available production in the Production Facility, the parties acknowledge that subject to the terms of Section 5.1, production of Category A Products shall take priority. Notwithstanding the terms of Section 5.4.1, production by the Harlan Companies of Category B Products shall take priority over production for ENBC of Category B Products pursuant to Section 5.4.1.

        5.5 Commencing on the date hereof, and continuing until the later of any exercise of the option by ENBC pursuant to the Option Agreement or the termination or expiration of this Agreement, the Harlan Companies agree to deliver to ENBC the financial statements required to be provided to the Mortgage Holders and Working Capital Lenders under their respective credit agreements with said Mortgage Holders and Working Capital Lenders as in effect on the date hereof (whether or not such credit agreements hereafter remain in effect or are amended or modified), together with any copies of any amendments or modifications to such credit agreements promptly upon their becoming effective.

Article 6.0 DESIGNATION OF THE SUPPLIER AS AN APPROVED SUPPLIER; PURCHASE AND SALE OF THE PRODUCTS

        6.1 ENBC hereby designates the Supplier as an approved supplier of Products to ENBC, ENBC Subsidiaries, ENBC Franchisees and Authorized Recipients (as hereinafter defined). On the terms and subject to the conditions set forth herein, and during the Term hereof, the Supplier agrees to sell to ENBC, ENBC Subsidiaries, ENBC Franchisees and Authorized Recipients Products produced by the Supplier at the Production Facility.

        6.2 The Harlan Companies jointly and severally agree that during the Term, and for a period of one year thereafter, none of the Harlan Companies or any Affiliate of the Harlan Companies shall, without the prior written consent of ENBC, produce any bagels or bagel dough at the Production Facility for sale or distribution to any Specialty Retailer (as hereinafter defined). For this purpose, a "Specialty Retailer" shall mean (A) any food service establishment that prepares, serves or sells, and derives more than 30% of its revenues from, bagels and/or bagel-related products (including but not limited to cream cheese and other spreads, bagel sandwiches and bagel chips), other than delicatessens located in supermarkets, convenience stores or grocery stores that do not use a brand name of a Specialty Retailer, or (B) any food service establishment, at least 30% of the revenue of which is derived from coffee and related products (e.g., whole bean coffee and specialty coffee drinks). In addition, the Harlan Companies jointly and severally agree that during the Term, none of the Harlan Companies or any Affiliate of the Harlan Companies shall enter into any agreement to produce pre-proofed raw frozen bagels for Maplehurst Bakeries, Inc. ("Maplehurst") or any Affiliate of Maplehurst unless Maplehurst has agreed in writing that the restrictions set forth in Section 3.1 of the supply agreement dated as of August 2, 1994 between Harlan and Maplehurst do not apply to the supply of Products by the Harlan Companies under this Agreement. For purposes of this Section 6.2, an "Affiliate" shall mean any person or entity that controls or is controlled by, or is under common control with, such person, and the term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise. Notwithstanding the first sentence of this Section 6.2, in the event any of the Harlan Companies or their Affiliates is producing bagels or bagel dough for a Specialty Retailer at the end of the Term pursuant to a written consent of ENBC given prior to such time, the restriction set forth herein shall not apply to continued sales to such Specialty Retailer after the Term hereof. Upon Supplier's request, ENBC shall advise Supplier in writing of the identity of the persons ENBC considers to constitute Specialty Retailers under this Section 6.2 as of the time of such request.

          6.3 Notwithstanding any other provision of this Agreement to the contrary, ENBC may at any time arrange upon reasonable notice to the Supplier for the Products to be sold to ENBC, ENBC Subsidiaries and ENBC Franchisees through one or more subsidiaries, affiliates, joint ventures, area developers, franchisees, vendors, processors or other persons ("Authorized Recipients") or for the Products otherwise to be sold directly to such other Authorized Recipients, subject to the Supplier's right to be reasonably satisfied as to the creditworthiness of any Authorized Recipients. In such event (a) orders may be placed with the Supplier by such Authorized Recipients, rather than by ENBC, ENBC Subsidiaries or ENBC Franchisees, and the obligation to pay for the Products delivered to any Authorized Recipient shall be solely that of the Authorized Recipient and not the obligation of ENBC or any ENBC Subsidiary or ENBC Franchisee, (b) the provisions of this Article governing the purchase and sale of the Products shall continue to govern the purchase and sale of such Products, (c) the provisions of Article 7.0 shall govern the pricing of the Products to Authorized Recipients, subject to the provisions of Section 5.4.1 as to Category B Products, and (d) the product warranties in Article 9.0, the covenants in Sections 10.1 and 10.2, and the indemnification and insurance provisions in Article 11.0 shall be made for the benefit of ENBC or the ENBC Subsidiary or ENBC Franchisee that ultimately purchases the Products, as well as for the benefit of the Authorized Recipient. The Supplier may cease the supply of Products to ENBC or any ENBC Subsidiary, ENBC Franchisee or Authorized Recipient, as the case may be, if any balance owed to the Supplier by such entity is not paid within 30 days after it has become due. ENBC will cooperate with Supplier to resolve any disputes with ENBC Subsidiaries, ENBC Franchisees or Authorized Recipients.

          6.4 ENBC, ENBC Subsidiaries, ENBC Franchisees and Authorized Recipients shall notify the Supplier from time to time of the quantity of Products they wish to purchase from the Supplier by placing purchase orders with the Supplier. Each order shall be filled by the Supplier within seven days after the Supplier's receipt of the order. During the term hereof, the Supplier shall sell to ENBC, ENBC Subsidiaries, ENBC Franchisees and Authorized Recipients the Products ordered by them, up to a maximum aggregate of (a) 2,630,880 dozen bagels per Accounting Period which consists of four weeks, and
(b) 3,288,600 dozen bagels per Accounting Period which consists of five weeks. ENBC agrees to use reasonable best efforts to provide the Supplier, at the beginning of each Accounting Period, with rolling good faith estimates of the volume of Products it expects to be ordered from the Supplier under this Section
6.4 in such Accounting Period and the five succeeding Accounting Periods, but such estimates shall be used for planning purposes only and shall not be deemed orders or otherwise create any commitment whatsoever on the part of ENBC.

          6.5 The Category A Products shall be produced (a) using such formulations as ENBC shall specify from time to time in writing (the "Formulations"), (b) in accordance with such size, weight and other specifications as ENBC shall establish from time to time in writing (the "Specifications"), and (c) in accordance with such manufacturing procedures as ENBC shall specify from time to time in writing (the "Procedures"). The Supplier agrees that it shall not analyze or reverse engineer any such Formulations, Specifications and Procedures or any ingredients supplied for use therein. All Formulations, Specifications and Procedures are subject to change upon reasonable written notice from ENBC to the Supplier at any time, except that (x) the Supplier shall have such time as may be reasonably necessary for the Supplier to implement such changed Formulations, Specifications and Procedures in its production of the Category A Products, and (y) certain changes in Formulations, Specifications and Procedures may result in an adjustment to the Toll Charge, as provided in Section 7.4. All Formulations, Specifications and Procedures shall be owned exclusively by ENBC but the Supplier shall have a royalty-free nonexclusive license, without the right to grant sublicenses, to use such Formulations, Specifications and Procedures and other intellectual property of ENBC (including U. S. patent no. 5,707,676) to produce Category A Products for sale to ENBC, ENBC Subsidiaries, ENBC Franchisees and Authorized Recipients under this Agreement, and the Supplier shall have a license to use the Formulations, Specifications and Procedures and other intellectual property of ENBC (including U. S. patent no. 5,707,676) to produce Category B Products, to the extent and on the terms granted by ENBC, it being understood that any such license may be granted or withheld by ENBC in its sole discretion. Upon Supplier's request, ENBC shall advise Supplier in writing of the Formulations, Specifications, Procedures and other intellectual property of ENBC used to produce Category A Products.

          6.6 ENBC shall have the right to have one or more of its employees or representatives who are engaged in ENBC's product development present at the Production Facility at any time that the Supplier is producing the Products and all such individuals will comply with the Supplier's established policies and procedures applicable to similarly situated employees and will be bound by the confidentiality provisions of Article 12.0 hereof.

          6.7 The Category A Products shall be packaged using such packaging materials and labeling as shall be determined by ENBC. The Supplier agrees to maintain an inventory of such packaging materials and labels which shall be consistent with the quantity of Category A Products estimated in the rolling good faith estimates made by ENBC pursuant to Section 6.4 above or as otherwise reasonably directed by ENBC. All trademarks, trade names and trade dress appearing on or in packaging and labeling shall be the exclusive property of ENBC but the Supplier shall have a royalty-free nonexclusive license, without the right to grant sublicenses, to use such trademarks and trade dress solely to package and label the Category A Products manufactured in accordance with the provisions of this Agreement for sale to ENBC, ENBC Subsidiaries, ENBC Franchisees and Authorized Recipients under this Agreement.

          6.8 ENBC shall be responsible for arranging for the procurement of ingredients and raw materials used to produce the Category A Products on standard vendor terms and, at ENBC's option, ENBC may supply any ingredients or raw materials directly to the Supplier (with ENBC, at its option, owning such ingredients or raw materials).

          6.9 Products supplied hereunder shall be shipped F.O.B. the Production Facility, and ownership and risk of loss with respect to the Products supplied hereunder shall pass to ENBC or the ENBC Subsidiary, ENBC Franchisee or Authorized Recipient when delivered to a carrier at the F.O.B. point.

          6.10 Payment terms shall be (a) net 15 days, together with interest at a rate of 12% per annum from the date any amounts are past due or (b) such other terms as are mutually agreed by the Supplier, on the one hand, and any of the ENBC Subsidiaries or ENBC Franchisees or Authorized Recipients that purchase Products from the Supplier, on the other hand. In no event shall ENBC be construed as a guarantor of payment (or any other obligation) of any ENBC Franchisee or Authorized Recipient, but ENBC will be responsible for any obligation of any ENBC Subsidiaries. The parties agree that any amounts owed by either party under Section 5.3 hereof shall bear interest at a rate of 12% per annum during any period such amounts are due but remain unpaid.

ARTICLE 7.0  PRICING

        7.1 The Products shall be sold to ENBC, ENBC Subsidiaries, ENBC Franchisees and Authorized Recipients at the Materials Cost plus the Loss Factor, plus a toll charge per bagel (the "Toll Charge"). The Toll Charge for Category A Products will be [ ]* per bagel from the date hereof through the balance of the Term hereof. The Toll Charge shall be subject to adjustment as provided in Sections 7.3, 7.4 and 7.7 hereof. The Loss Factor will be equal to [ ]* multiplied by the Materials Cost.

        7.2 The Materials Cost shall be determined based upon a Statement of Materials Cost for each Accounting Period which shall be prepared by the Supplier in accordance with the provisions of Exhibit A. The Materials Cost shall be redetermined as of the end of each Accounting Period during the Term as set forth in Section 7.2 hereof and the prices based upon such redetermination shall take effect beginning with products shipped on or after the first business day of the Accounting Period following the redetermination. Each Statement of Materials Cost shall be delivered to ENBC within ten business days after the end of the Accounting Period to which it relates and shall include the information required by Exhibit A. Within 90 days after the end of each calendar year during the Term, the Supplier shall cause to be delivered the Statement of Materials Cost for the last Accounting Period in each of the Quarterly Periods during which this Agreement was in effect during such calendar year, accompanied by a report of Ernst & Young, or such other independent accountants as the Supplier may select from time to time to do the regular annual review of its financial statements and who may be approved

* Confidential Treatment Requested
by ENBC (such approval not to be unreasonably withheld), in the form set forth in Exhibit B. The fees and expenses of such independent accountants shall be borne by the Supplier. The Supplier acknowledges that a copy of each Statement of Materials Cost (and each report of independent accountants thereon) may be provided by ENBC to any ENBC Franchisee.

          7.3 The Toll Charge shall be adjusted, effective as of the first day of the third Quarterly Period of each fiscal year during the Term hereof, beginning in fiscal year 1999. The amount of the adjustment shall equal the Toll Charge in effect immediately before such adjustment minus 0.25c minus the Fixed Costs, and then multiplying such result by the percentage increase in the Consumer Price Index for the urban area including Indianapolis, Indiana, published by the Department of Labor for the 12 month period ending on March 31 of the year in which the Toll Charge adjustment is to take place. For this purpose, "Fixed Costs" shall mean the building rental expense for the 12 previous Accounting Periods ending on the last day of the third Accounting Period of the fiscal year divided by 342,720,000. In the event the Consumer Price Index ceases to be published for any reason, the parties shall select another index designed to approximate as closely as practicable the Consumer Price Index.

          7.4 In the event that changes in Formulations, Specifications or Procedures result in additional costs or savings to Harlan or the Supplier that are not reflected in Materials Cost, the parties shall make appropriate adjustments in the Toll Charge and/or the Loss Factor to reflect such costs or savings. In addition, the parties agree that ENBC shall bear as part of its research and development, the cost of Product losses and production related costs that arise from the development of Category A Products (or Category B Products purchased pursuant to Section 5.4.1) or test runs of the Category A Products (or Category B Products purchased pursuant to Section 5.4.1). The Supplier shall invoice ENBC for each such cost in a timely manner, and in any event no later than sixty (60) days from the date on which such cost first arose. Costs associated with such research and development shall be reimbursed within 30 days of invoice.

          7.5  [Intentionally Omitted.]

          7.6 The Supplier shall provide to ENBC and the accountants referred to in Section 7.2 all information requested by them in order to permit (a) the preparation of each report referred to in Section 7.2 and the determination of the Materials Cost therefrom, and (b) each adjustment to the Toll Charge provided for herein. The Supplier shall also permit ENBC (and its representatives) and such accountants to have access to its books and records, and to meet with members of the Supplier's management, at any time upon reasonable notice during normal business hours. The Supplier shall also permit accountants selected by ENBC to have access to its books and records, and to meet with members of the Supplier's management, at any time upon reasonable notice during normal business hours, provided, however, that (a) the fees and expenses of such accountants shall be borne by ENBC, and (b) it shall be a condition to the covenant of the Supplier in this Section 7.6 to give such accountants access to the Supplier's books and records that such accountants shall agree in writing to be bound by the confidentiality provisions of Article
12.0 hereof.

          7.7 ENBC may charge the Supplier for various costs incurred by ENBC in connection with research and development, product development, procurement or other costs related to the development, production, distribution and sale of the Category A Products, and such costs shall result in an addition to the purchase price for the Category A Products over a period comparable to the length of a Quarterly Period.

ARTICLE 8.0    [Intentionally Omitted.]

ARTICLE 9.0    PRODUCT WARRANTIES

          9.1 The Supplier warrants to ENBC and all ENBC Subsidiaries and ENBC Franchisees that purchase Products from the Supplier that:

               9.1.1 each shipment of Products supplied hereunder shall be manufactured in accordance with the provisions of Section 6.5 hereof, shall be of good and merchantable quality and shall be fit for the purposes for which they are intended to be used, except to the extent any lack of merchantability or lack of fitness for the intended purposes is attributable to the use by the Supplier of the Formulations, Procedures and Specifications;

               9.1.2 none of the Products supplied hereunder shall be adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetics Act, as amended, except to the extent misbranding is attributable to the use of the Formulations, Procedures or Specifications, and none of the Products will be an article which may not be introduced into interstate commerce under the provisions of Section 404, 409 or 706 of that Act; and

               9.1.3 none of the Products supplied hereunder shall be adulterated or misbranded within the meaning of any applicable provision of any state or municipal law, which provision is similar to any provision of the Federal Food, Drug and Cosmetics Act, as amended, except to the extent misbranding is attributable to the use of the Formulations, Procedures or Specifications.

The foregoing warranties shall survive inspection and acceptance of any of the Products, and payment therefor, by ENBC, ENBC Subsidiaries and ENBC Franchisees.

ARTICLE 10.0  OTHER COVENANTS OF THE PARTIES

        10.1 Each party agrees to comply with all governmental laws, regulations and orders applicable to its operations under this Agreement, and to bear any and all taxes, fees or other governmental charges applicable to its operations. Harlan and the Supplier agree to comply with the Lease.

        10.2 The Supplier agrees to permit representatives of ENBC to inspect the Leasehold Premises at any time to assure compliance with the terms of this Agreement and all such individuals will comply with the Supplier's established policies and procedures applicable to similarly situated employees and will be bound by the confidentiality provisions of Article 12.0 hereof.

          10.3 Harlan and the Supplier agree that they shall not, without the prior written consent of ENBC, amend or modify the Lease. The Supplier also agrees that it shall not, without the prior written consent of ENBC, agree to amend or modify the Subordination and Nondisturbance Agreement dated August 27, 1996.

          10.4 Except as may be contemplated by the Option Agreement, each of ENBC, on the one hand, and the Supplier and Harlan, on the other hand, agrees that they will not, directly or indirectly, at any time prior to the first anniversary of the expiration of the Lease, solicit or hire any employee of any other party, unless such employee has been terminated by the other party, or unless such employee terminated his or her employment with the other party at least one year prior to the date of the first such solicitation or hiring.

          10.5 Harlan agrees to devote to Supplier such of its resources as may be necessary to assist Supplier in timely and completely performing all of the Supplier's obligations under this Agreement.

ARTICLE 11.0   INDEMNIFICATION AND INSURANCE

          11.1 The Supplier agrees to indemnify ENBC and all ENBC Subsidiaries and ENBC Franchisees for, and hold ENBC and all ENBC Subsidiaries and ENBC Franchisees that purchase Products harmless from and against, all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees) incurred or suffered by them resulting from: (a) any breach of any representation or warranty made by the Supplier in or pursuant to this Agreement; (b) any default in the performance of any of the covenants or agreements made by the Supplier in this Agreement; (c) any claim or action by any consumer or any other third party arising out of the production or sale of the Products by the Supplier (including any claims or actions for personal injury and any products liability claims or action), provided, however, that the Supplier shall have no obligation to indemnify ENBC or any ENBC Subsidiary or ENBC Franchisee with respect to any claim or action to the extent such claim or action is attributable to the alteration, handling or misbranding of Products after they have been delivered to ENBC or any ENBC Subsidiary or ENBC Franchisee or is attributable to the use by the Supplier of the Formulations, Procedures and Specifications; or (d) any claim or action brought by any federal, state, local or foreign governmental agency in connection with the production or sale of the Products by the Supplier (including without limitation any claim or action under any law or regulation relating to public health, the sale of food and drugs, and the safe conduct of business), provided, however, that the Supplier shall have no obligation to indemnify ENBC or any ENBC Subsidiary or ENBC Franchisee with respect to any claim or action to the extent such claim or action is attributable to the alteration, handling or misbranding of Products after they have been delivered to ENBC or any ENBC Subsidiary or ENBC Franchisee or is attributable to the use by the Supplier of the Formulations, Procedures and Specifications.

          11.2 ENBC agrees to indemnify the Supplier for, and to hold the Supplier harmless from and against, all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees) incurred or suffered by the Supplier resulting from: (a) any breach of any representation or warranty made by ENBC in or pursuant to this Agreement; (b) any default in the performance of any of the covenants or agreements made by ENBC in this Agreement; (c) any claim or action by any consumer, governmental agency or any other third party, including any claim of infringement or violation of, or conflict with, any patent or trade secret of any third party, to the extent such claim or action is attributable to the use by the Supplier of the Formulations, Procedures and Specifications or is attributable to the alteration, handling or misbranding of Products after they have been delivered to ENBC, or any ENBC Subsidiary, ENBC Franchisee or Authorized Recipient; or (d) any claim or action by any third party alleging infringement or violation of, or conflict with, any trademarks, trade names or trade dress, to the extent such claim or action is attributable to the use of trademarks, trade names or trade dress used in accordance with ENBC's instructions pursuant to Section 6.7.

          11.3 The parties agree that each party shall have the exclusive right to control the defense (and the right to establish the terms of any settlement) of any claim or action by any third party that could result in such party having an indemnification obligation under Section 11.1 or Section 11.2 with counsel of such party's selection, that each party will promptly give the other party written notice of any claim or action of which it becomes aware that could result in such other party having an indemnification obligation under Section
11.1 or Section 11.2, and that each party will fully cooperate with the other party in the defense of any claim or action by the other party hereunder.

          11.4 ENBC and the Supplier acknowledge and agree that ENBC, ENBC Subsidiaries and ENBC Franchisees, on the one hand, and the Supplier, on the other hand, may be required to enter into indemnity agreements with Authorized Recipients. ENBC and the Supplier agree that (a) in the event ENBC or any ENBC Subsidiary or ENBC Franchisee is obligated to make indemnity payments under any such agreement resulting from any of the matters described in clauses (a) through (d), inclusive, of Section 11.1 hereof, the Supplier shall indemnify ENBC or such ENBC Subsidiary or ENBC Franchisee for, and hold ENBC and such ENBC Subsidiary or ENBC Franchisee harmless from and against, such payment in accordance with Section 11.1 hereof, and (b) in the event the Supplier is obligated to make indemnity payments under any such agreement resulting from any of the matters described in clauses (a) through (d), inclusive, of Section 11.2 hereof, ENBC shall indemnify the Supplier, and hold the Supplier harmless from and against, such payment in accordance with Section 11.2 hereof.

          11.5 The Supplier represents and warrants that it carries: (a) policies of worker's compensation and employer's liability insurance that comply with all state and federal laws, and (b) policies of comprehensive general liability insurance covering the Supplier's premises and operations, including premises and operations coverage, owner's and contractor's protective coverage, products and completed operations coverage, full blanket contractual coverage and broad form property damage coverage, with a combined single limit of $9,000,000 naming ENBC as an additional insured and containing endorsements (i) providing that the Supplier's comprehensive general liability coverage (including products liability) (the "Supplier CGL

Coverage") is primary relative to ENBC or any ENBC Subsidiary or ENBC Franchisee, and that any other insurance maintained by ENBC or any ENBC Subsidiary or ENBC Franchisee with respect to the risks covered by the Supplier CGL Coverage is excess and non-contributing, and (ii) waiving any and all rights of subrogation against ENBC, ENBC Subsidiaries and ENBC Franchisees with respect to the Supplier CGL Coverage, and (iii) providing for a continuation of the Supplier CGL Coverage beyond the expiration or termination of this Agreement for claims made following such expiration or termination that are attributable to the manufacture of Products by the Supplier during the Term. The Supplier also represents and warrants that all premiums which have become due on such policies have been paid, that such policies are in full force and effect, and that such policies may not be canceled, changed or allowed to lapse through non-renewal, failure to pay premiums or otherwise except upon not less than 60 days' prior written notice to the Supplier and ENBC, except that such notice period need not exceed 10 days in the case of failure to pay premiums. The Supplier has previously delivered to ENBC evidence of the foregoing insurance coverages by providing to ENBC a satisfactory Accord Certificate of Coverage of ENBC as an additional insured, and will hereafter provide ENBC with a satisfactory Accord Certificate of Coverage upon the issuance of any renewal or replacement policies. The Supplier agrees to maintain such policies in full force and effect, in the amount set forth above, throughout the term of this Agreement, and to maintain ENBC as an additional insured under such policies.

ARTICLE 12.0  CONFIDENTIALITY

        12.1 As used in this Agreement, the term "Proprietary Information" shall mean any knowledge or information, written or oral, which relates in any manner to the respective businesses of the Supplier and ENBC which is confidential and proprietary information of the disclosing party, whether or not disclosed prior to, on or after the date hereof, including, without limitation, the business concepts, recipes, food preparation methods, equipment, operating techniques, marketing methods, financial information, demographic and trade area information, prospective site locations, market penetration techniques, plans, or schedules, customer profiles, preferences, or statistics, menu breakdowns, itemized costs, franchisee composition, territories, and development plans, products, production techniques and all related trade secrets or confidential or proprietary information treated as such by the disclosing party, whether by course of conduct, by letter or report, or by the use of any appropriate proprietary stamp or legend designating such information or item to be confidential or proprietary. Proprietary Information shall include all information furnished to Supplier in writing pursuant to Section 6.1 or Section
6.5. As used in this Article 12.0, the term "disclosing party" shall mean the party to this Agreement which discloses or makes available Proprietary Information to the receiving party, and the term "receiving party" shall mean the party to this Agreement to whom Proprietary Information is disclosed or made available by the disclosing party.

          12.2 Without limiting the generality of Section 12.1 hereof, the parties acknowledge and agree that the Formulations, Specifications and Procedures are the Proprietary Information of ENBC and will be treated as Proprietary Information that does not become stale with the passage of time for purposes of the last sentence of Section 12.3 hereof.

          12.3 The receiving party shall hold all Proprietary Information in strict confidence, shall use such Proprietary Information only for the benefit of the disclosing party and shall disclose such Proprietary Information only to the receiving party's employees and agents who have a need to know such Proprietary Information in order to assist the receiving party in performing its obligations under this Agreement provided such employees and agents each have individually entered into a confidentiality agreement in form satisfactory to the disclosing party or are otherwise obligated by a written agreement with the receiving party to maintain the confidence of the Proprietary Information, which agreement the parties hereby agree may be directly enforced by the disclosing party. The receiving party shall not disclose Proprietary Information to any other person or entity. The obligations hereunder to maintain the confidentiality of Proprietary Information shall continue: (a) for five years from the date of disclosure of the Proprietary Information, in the case of Proprietary Information that by its nature becomes stale with the passage of time (e.g., financial information, development plans) and (b) indefinitely, in the case of the Proprietary Information that by its nature does not become stale with the passage of time (e.g. trade secrets, production techniques, recipes).

          12.4 The obligations of the parties specified in Section 12.3 shall not apply to any Proprietary Information which (a) is disclosed in a printed publication available to the public prior to the date of this Agreement, or becomes known to the public through no act of the receiving party or its employees, agents or other person or entity which has received such Proprietary Information from or through the receiving party, provided, however, that a combination of ingredients or processes that has not been disclosed to, or become known by, the public shall remain subject to Section 12.3 notwithstanding the fact that the identity of such ingredients or processes may be known, (b) is approved for release by written authorization of an officer of the disclosing party, (c) can be established by the receiving party by documentary evidence to have been in the legitimate and lawful possession of the receiving party at the time revealed by the disclosing party to the receiving party, (d) is lawfully received by the receiving party without restriction from a third party subsequent to this Agreement, which third party did not obtain the Proprietary Information through improper means or disclose the Proprietary Information without authorization, or (e) is required to be disclosed by law or regulation or by proper order of a court of applicable jurisdiction after adequate notice to the disclosing party, sufficient to permit the disclosing party to seek a protective order therefor, the imposition of which protective order the receiving party agrees to approve and support. In addition, after consultation with the disclosing party, the receiving party may disclose only that Proprietary Information that the receiving party believes in good faith it is required to disclose (x) in connection with any filing that is made or disclosure document that is prepared for the purpose of complying with federal or state securities or franchise laws, rules or regulations or (y) to comply with the rules of any stock exchange or quotation system or any other regulatory requirements; provided, however, that in any event trade secrets, production techniques, recipes and similar Proprietary Information of a disclosing party will not be disclosed by the receiving party without the written consent of the disclosing party.

          12.5 The receiving party (and each employee, agent, or other person or entity which has received such Proprietary Information from or through the receiving party) shall, upon the request of the disclosing party, return all documents and other tangible manifestations of

Proprietary Information received from the disclosing party, including all copies and reproductions thereof. The receiving party will thereafter certify in writing to the disclosing party that all Proprietary Information has either been returned to the disclosing party or destroyed.

ARTICLE 13.0  TERM

        13.1 The initial term of this Agreement shall commence on the date hereof and continue until April 16, 2005, except that this Agreement shall terminate upon the exercise by ENBC of its option under the Option Agreement.

        13.2 The provisions of Articles 9.0, 10.0, 11.0 and 12.0 and any other provisions hereof requiring performance by a party following termination shall survive the expiration or any termination of this Agreement.

        13.3 Upon expiration or termination of this Agreement for any reason, ENBC shall purchase from the Supplier all finished Products in inventory, all packaging materials and labeling in inventory purchased by the Supplier pursuant to Section 6.7 hereof, and the ingredients and raw materials in the Supplier's inventory, at the Supplier's cost, F.O.B. the Production Facility, and (a) ENBC shall pay to the Supplier any Make-Whole Payment under Section 5.3 and any amounts charged to, but not previously recovered by, the Supplier under Section 7.7, and (b) the Supplier shall pay to ENBC any amount that has not previously been paid under Section 5.3.4.

ARTICLE 14.0  MISCELLANEOUS

        14.1 ENBC and the Supplier may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

        14.2 Each party to this Agreement shall pay all of the expenses incurred by it in connection with this Agreement, including without limitation its legal and accounting fees and expenses, and the commission, fees and expenses of any person employed or retained by it to bring about, or to represent it in, the transactions contemplated hereby.

        14.3 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Supplier may not assign its rights or delegate its duties hereunder without the prior written consent of ENBC.

        14.4 This instrument and the exhibits attached hereto contain the entire agreement of the parties hereto with respect to the purchase and sale of the Products from the Supplier and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto. In the event of any inconsistency between this Agreement and any purchase order, confirmation or similar document or instrument of ENBC, any ENBC Subsidiary or ENBC Franchisee or the Supplier, this Agreement shall govern.

          14.5 Except as expressly set forth in this Agreement or hereafter agreed in writing by the Supplier and ENBC, (a) ENBC is not promising, committing to or guaranteeing that any business relationship with the Supplier or the Supplier's status as an approved supplier will continue for any specified time period, and (b) ENBC is not agreeing to reimburse the Supplier for any costs, expenses, investments or other amounts incurred or expended by the Supplier (and no such amounts have been or will be incurred or expended in reliance on continued business from ENBC or ENBC Subsidiaries or ENBC Franchisees).

          14.6 The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          14.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

          14.8 Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or the document shall be deemed duly given three business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

               If to the Supplier or Harlan, addressed to such party at the following address:

                    Harlan Bakeries, Inc.
                    7597 East U.S. Highway 36
                    Avon, Indiana 46168-7971
                    Attention: Hugh P. Harlan

               with a copy to such party at the following address:

                    Harlan Sprague Dawley, Inc.
                    P. O. Box 29176
                    Indianapolis, Indiana 46229
                    Attention: Hal P. Harlan

               and a copy to:

                    Henderson, Daily, Withrow & DeVoe
                    2600 One Indiana Square
                    Indianapolis, Indiana 46204
                    Attention: Roberts E. Inveiss, Esq.

            If to ENBC, addressed as follows:

                 Einstein/Noah Bagel Corp.
                 14103 Denver West Parkway
                 Golden, Colorado 80401
                 Attention: Senior Vice President - Supply Chain

            with a copy to:

                 Einstein/Noah Bagel Corp.
                 14103 Denver West Parkway
                 Golden, Colorado 80401
                 Attention: General Counsel

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, fax or ordinary mail), but no such notice , request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

     14.9 This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly therein.

     14.10 In the event of a breach or threatened breach of any of the provisions of Section 6.2 or Article 12.0 of this Agreement, the parties acknowledge and agree that the non-breaching party will not have an adequate remedy at law and therefore will be entitled to enforce any such provision by temporary or permanent injunctive or mandatory relief as a remedy for any such breach, and that such remedy shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other remedies, subject, however, to the provisions of Section 14.11 hereof.

     14.11 In no event shall either party hereto seek, or be liable to the other party hereto for, speculative, exemplary or punitive damages.

     14.12 No press release or other public or trade announcement or statement related to this Agreement or the transactions contemplated hereby (or the existence of any discussions or negotiations between the parties regarding any other possible transactions) will be issued, and no disclosure of this Agreement or the terms hereof will made, by either of the Harlan Companies without the prior approval of ENBC. ENBC agrees to use reasonable best efforts to consult with the Harlan Companies prior to issuing any press release or public or trade announcement or statement relating to this Agreement or the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              EINSTEIN/NOAH BAGEL CORP.


                              By /s/ Paul A. Strasen
                                --------------------------------------
                                 Senior Vice President


                              HARLAN BAGEL SUPPLY COMPANY, LLC


                              By /s/ Hugh P. Harlan
                                --------------------------------------

                              HARLAN BAKERIES, INC.


                              By /s/ Hugh P. Harlan
                                --------------------------------------


                                 /s/ Hal P. Harlan
                              ----------------------------------------
                                     Hal P. Harlan



                                 /s/ Hugh P. Harlan
                              ----------------------------------------
                                     Hugh P. Harlan



                                 /s/ Doug H. Harlan
                              ----------------------------------------
                                     Doug H. Harlan

                                   Exhibits
                                   --------


Exhibit A      Determination of Materials Cost

Exhibit B      Form of Statement of Independent Accountants

                                   Schedules
                                   ---------

Schedule 3.4     Financial Statements of the Harlan Companies

Schedule 5.3     Permitted Production Facility Uses

                                                                       Exhibit A
                                                                       ---------

                               Determination of
                                Materials Cost
                                --------------

                                                                       Exhibit B
                                                                       ---------

                               Form of Statement
                                      of
                            Independent Accountants
                            -----------------------


Board of Directors
Einstein/Noah Bagel Corp.

Ladies and Gentlemen:

          At your request, we have performed certain agreed upon procedures, as enumerated below, with respect to the Statements of Materials Cost of Harlan Bagel Supply Company, LLC, for each of the Quarterly Periods in the year ended December 31, 19__. These procedures, which were specified by the Board of Directors of Einstein/Noah Bagel Corp., and the Board of Managers of Harlan Bagel Supply Company, LLC were performed solely to meet the requirements of the Project and Approved Supplier Agreement among Einstein/Noah Bagel Corp., Harlan Bagel Supply Company, LLC, and Harlan Bakeries, Inc., Hal P. Harlan, Hugh P. Harlan and Doug H. Harlan (the "Approved Supplier Agreement"). It is understood that this report is solely for your information and should not be used by those who did not participate in determining the procedures.

          a. We have compared the costs as reported in the Statements of Materials Cost to the costs and expenses as reflected in the general ledger of Harlan Bagel Supply Company, LLC, and reconciled any material differences.

          b. We have compared the Statements of Materials Cost to the listing of costs as per Exhibit A of the referenced Approved Supplier Agreement and noted any material addition of cost categories.

          c. We have compared the total reported number of bagels produced with the Production Log and reconciled any material differences.

          d. We have tested the Statements of Materials Cost for mathematical accuracy.

          Because the procedures described above do not constitute an examination of financial statements in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, we do not express an opinion on whether the financial statement is presented in conformity with AICPA guidelines.

          In connection with the procedures referred to above, no matters came to our attention that caused us to believe that the Statements of Materials Cost were not reflective of the general ledger, that cost categories were included that were not reflected in Exhibit A of the Approved Supplier Agreement, that the number of bagels reported was materially different than those shown on the Production Log or that any of the Statements of Materials Cost is mathematically inaccurate. Had we performed additional procedures or had we made an examination in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, matters might have come to our attention that would have been reported to you. We have no responsibility to update this report for events and circumstances occurring after the date of this report.